4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[RMD WEALTH GUARD] GMDB RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider.

The Effective Date of this Rider is [your Contract Date].

I.	This Rider’s Guaranteed Minimum Death Benefit

Subject to the terms and conditions of this Rider, we will pay a Guaranteed Minimum Death Benefit (GMDB) with this flexible premium deferred fixed and variable Annuity Contract as described below.

The GMDB is derived from a benefit base as described in Section II of this Rider. You must contribute or transfer amounts to the Protected Benefit Account to fund a GMDB Benefit Base in order to receive benefits under this Rider. The GMDB Benefit Base is used solely to calculate the GMDB described in this Rider and its charge and does not provide a Cash Value or any minimum Annuity Account Value and cannot be withdrawn.

Withdrawals from your Protected Benefit Account Value may cause an adjustment to your GMDB Benefit Base as described in Section III of this Rider. The adjustment may be greater than the amount withdrawn.

Your Death Benefit amount under this Rider is determined by comparing the Protected Benefit Account Value on the Payment Transaction Date to the Guaranteed Minimum Death Benefit on the date of death of the Owner. The greater amount is payable as the Death Benefit under this Rider. The Death Benefit under the Contract is equal to the sum of the Death Benefit under this Rider and the Investment Account Value.

Your GMDB Rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or Owner meets the qualifications specified in the Termination provision of this Rider (Section V).

The terms and conditions of a spouse’s right to continue this Contract and Rider upon the death of the Owner of this Contract, are described in the Endorsement Applicable to Contract Continuation and Its Effect on an Optional Benefit Rider.

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

II.	Operation of the Guaranteed Minimum Death Benefit

A.	Definitions

i.	“Annuity Account Value” as defined in Section 1.02 of your Contract means the sum of (i) your “Protected Benefit Account Value” (“PBAV”) and (ii) your “Investment Account Value” (“IAV”).

ii.

“Protected Benefit Account” (“PBA”) is the account which holds (i) the PBA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated for transfers to the PBA Investment Options.

iii.	“PBAV” means the sum of the amounts held for you in the PBA.

iv.	“PBA Investment Options” means the Variable Investment Options available with this GMDB Rider and as shown in the Data Pages.

v.

“Investment Account” is the account which holds (i) the IA Investment Options and (ii) the portion of the account for Special [Money Market] Dollar Cost Averaging designated transfers to the IA Investment Options.

vi.	“IAV” means the sum of amounts held for you in the Investment Account.

vii.	“IA Investment Options” means the Variable Investment Options [and the Guaranteed Interest Option] under this Rider.

viii.	“Investment Options” as defined in Section 1.14 of your Contract means (i) the PBA Investment Options and (ii) the IA Investment Options defined above.

ix.

“Required Minimum Distribution” (“RMD”) means a distribution under the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply (the “RMD Rules”). RMD Rules are more fully described in an endorsement applicable to the Contract. Solely for purposes of this Rider, RMD Rules, including the calculation of your RMD amount for a calendar year (“RMD Amount”) are those RMD Rules which are in effect as of [December 31, 2014] . For purposes of this Rider, the RMD Amount is the portion of your required minimum distribution for a calendar year applicable to your PBA.

x.

“Automatic Required Minimum Distribution (RMD) Withdrawal Service” means a service we offer to assist you in meeting the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply (the “RMD Rules”). RMD Rules are more fully described in the tax qualified endorsement applicable to your Contract.

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

B.	PBA First Funding Date

Your “PBA First Funding Date” is the Transaction Date that amounts are first contributed or transferred to the PBA.

C.	GMDB Benefit Base

Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is also used to determine the cost of this Rider as described in Section IV. Your GMDB Benefit Base is funded as of the PBA First Funding Date.    While this Rider is in effect, once amounts are allocated or transferred to the PBA Investment Option, they may be transferred only among these PBA Investment Options. Additional transfer rules are described in the Data Pages.

Your initial GMDB Benefit Base is equal to your initial Contribution or transfer to the PBA Investment Options. Thereafter, the GMDB Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer from an IA Investment Option to a PBA Investment Option. On each Contract Date Anniversary, the GMDB Benefit Base is increased to equal the PBAV, if higher. Your last GMDB Benefit Base reset will occur on the Contract Date Anniversary following the earlier of the following: (1) the withdrawal of your first RMD Amount or (2) your [85th] birthday. However, if your first RMD withdrawal from the PBA occurs between January 1 and April 1 of the calendar year after you attain age [70 1/2], your GMDB Benefit Base will stop resetting immediately after such withdrawal.

[The following text will appear when a Series CP Contract Owner elects this GMDB]

[Any Credits and any applicable Earnings Bonus applied to your Annuity Account Value as provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your GMDB Benefit Base. When you make a Contribution to the PBA, only the amount of the Contribution, excluding any Credits, is included in the determination of the Benefit Base. When you make a transfer from the IAV to the PBA Investment Options, the amount of any Credits and any applicable Earnings Bonus that had been applied to the IAV are considered transferred first and are not included in the determination of the GMDB Benefit Base. Transfers to the PBA Investment Options do not increase the GMDB Benefit Base until an amount equal to the total amount of all Credits (before any earnings thereon) and any applicable Earnings Bonus that were applied to the IAV have been transferred to the PBA Investment Options. However, Credits and Earnings Bonuses are included in your PBAV. Additional rules pertaining to Contributions and Transfers are shown in the Data Pages. Your PBAV can increase your GMDB Benefit Base as the result of a GMDB reset as described above. Therefore, Credits and Earnings Bonuses can indirectly increase your GMDB Benefit Base.]

Your GMDB Benefit Base may be adjusted by withdrawals as described in Section III below.    The way we calculate your GMDB Benefit Base is described in this Section and Section III below.

Your IAV is not used for purposes of determining your GMDB Benefit Base. If we discontinue transfers and Contributions to the PBA Investment Option, you will not, thereafter, be able to fund or add to the GMDB Benefit Base.

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

III.	Effect of Withdrawals on your GMDB Benefit Base

A.	Effect of Withdrawals of your RMD Amount on your GMDB Benefit Base

After your first Contract Date Anniversary, any withdrawal made from your PBA beginning in the calendar year in which you attain age [70 1/2] and which, in total, in any calendar year, does not exceed your RMD Amount attributable to your PBA, will not reduce your GMDB Benefit Base.

We offer an automatic service to calculate and pay the RMD Amount from the Contract for each calendar year. We reserve the right to discontinue or change this service at any time in our sole discretion.

B.	Effect of “Excess RMD Withdrawals” on your GMDB Benefit Base

An “Excess RMD Withdrawal” is a withdrawal that does not meet the requirements described in III. A. above. An Excess RMD Withdrawal is: (i) the full amount of any withdrawal from your PBA taken before the calendar year in which you attain age [70 1/2], (ii) the full amount of any withdrawal from your PBA taken during your first Contract Year, even if you attain age [70 1/2] during that Contract Year, or (iii) after your first Contract Year, the portion of any withdrawal from your PBA that exceeds your RMD Amount for the calendar year.

An Excess RMD Withdrawal will reduce your GMDB Benefit Base on a pro-rata basis by the amount determined to be an Excess RMD Withdrawal as described in the prior paragraph. Any withdrawal taken as described in items (i) and (ii) in the prior paragraph will not stop your GMDB Benefit Base (described in Section II. C) from resetting.

[For QP Contracts only] [Rules Applicable to your QP Contract: Any withdrawal taken prior to the Transaction Date on which this Contract is converted to a Traditional IRA is not considered a withdrawal of your RMD Amount for purposes of RMD withdrawal treatment as described in Section III A of this Rider, and will reduce your GMDB Benefit Base on a pro-rata basis. Withdrawals taken prior to the Transaction Date this Contract converts to a Traditional IRA will not stop your GMDB Benefit Base from resetting as described in Section II. C.]

A pro-rata reduction is determined as follows:

1) Divide the amount of the withdrawal by your PBAV immediately preceding the withdrawal;

2) Multiply the fraction calculated in (1) by the amount of your GMDB Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will make this reduction as of the Transaction Date of each withdrawal.

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

C.	Effect of your PBAV falling to Zero – [RMD Wealth Guard] Refund Lump Sum Payment

If during your lifetime and prior to your [95th] birthday, your PBAV falls to zero and you continue to have a GMDB Benefit Base under this Rider, you will receive a [RMD Wealth Guard] Refund Lump Sum Payment as described in the paragraph immediately below.

The [RMD Wealth Guard] Refund Lump Sum Payment refund amount is determined on the Transaction Date that your PBAV falls to zero as follows: We will refund [10%] of the total of (a) minus (b) where (a) is your total contributions and transfers to the PBA and (b) is the dollar amount of any Excess RMD Withdrawals you have taken. [The following text will appear when a Series CP Contract Owner elects this GMDB] [Any Credits and any applicable Earnings Bonuses provided under your Endorsement Applicable to Credits and Earnings Bonuses are not used for purposes of determining your [RMD Wealth Guard] Lump Sum Payment. When you make a Contribution or transfer to the PBA Investment Options, only the amount of the Contribution or transfer, whichever is applicable, excluding any Credits and Earnings Bonuses, is included in the determination of the [RMD Wealth Guard] Lump Sum Payment.]

[If you die and your spouse elects to continue the Contract as described in the “Spousal Continuation” provision of the Endorsement Applicable to [Traditional IRA] Contracts, and your GMDB Benefit Base on your date of death is greater than your PBAV on the Payment Transaction Date as defined in Section 6.02 of your Contract, any increase in your PBAV on the Payment Transaction Date is not considered a contribution as described in the last sentence of the prior paragraph for purposes of calculating the [RMD Wealth Guard] Refund Lump Sum Payment that would apply to your spouse on the Transaction Date that the PBAV falls to zero.]

IV.	The Cost of This Rider

The charge for this benefit is determined by your age on your Contract Date.

If you are less than age [65] on your Contract Date: the charge is [0.60%] of the GMDB Benefit Base. This charge is based on the GMDB Benefit Base on your Contract Date Anniversary. The maximum charge for this benefit is [1.20%] of the Rider’s Benefit Base on your Contract Date Anniversary.

If you are age [65] to age [68] on your Contract Date: the charge is [1.00%] of the GMDB Benefit Base. This charge is based on the GMDB Benefit Base on your Contract Date Anniversary. The maximum charge for this benefit is [2.00%] of the Rider’s Benefit Base on your Contract Date Anniversary.

Unless you have terminated this Rider, we will determine and deduct the above charge annually from your PBA on each Contract Date Anniversary for which this Rider is in effect. We will deduct the above charge on the Transaction Date for the portion of any Contract Year in which this Rider is terminated pursuant to Section V of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 7.05 of the Contract, or the

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

Contract is surrendered pursuant to Section 5.02 of the Contract. If the Rider charge changes and this Rider terminates within the [30] Day Rider Drop Period, the current Rider charge will apply, otherwise, the new Rider charge will apply.

We may increase or decrease the charge for this benefit at any time after completion of [two] Contract Years. We will provide you a minimum of [60] days advance notice of any revised Rider charge.

The “Rider Charge Change Notification Date” is the date of the notice which we send to you informing you of a revised charge. If we revise the charge for this Rider, you may elect to terminate this Rider by submitting a written request to our Processing Office no later than [30] days after the Rider Charge Change Notification Date. This period is referred to as the [30] Day “Rider Drop Period.”

The “Rider Charge Change Effective Date” is the date on which the new Rider Charge becomes effective on your Contract and is at least [30] days following the Rider Charge Change Notification Date. The changed charge will be assessed beginning on the Contract Date Anniversary that falls on or after the Rider Charge Change Effective Date unless a prorated charge was applied earlier in the Contract Year. However, if the Rider Charge Change Notification Date falls in the first [two] Contract Years, the Rider Charge Change Effective Date is the Business Day that is the later of (i) the first day of the [third] Contract Year or (ii) at least [30] days following the Rider Charge Change Notification Date. The new charge will be deducted beginning on your [third] Contract Date Anniversary, unless a prorated charge was applied earlier in the Contract Year.

The above charge will be deducted from the PBA Investment Options on a pro-rata basis. If there is insufficient value or no value in the PBA Investment Options any remaining portion of the charge or the total amount of the charge, as applicable, will be deducted from the portion of the Account for Special [Money Market] Dollar Cost Averaging designated for the PBA Investment Options.

[Rules Applicable if your Spouse elects Successor Owner Annuitant (“SOA”) under the Contract upon your death:

Rider Charge: If you die and your spouse elects to continue the Contract under the SOA feature, the charge for this Rider will then be determined for your spouse based on your spouse’s age on your date of death. This charge is on a prospective basis and no adjustment is made for the charge prior to the Payment Transaction Date as defined in Section 6.02 of your Contract, if different, based on your age on the Contract Date.

Transfers to the PBA: Rules applicable to transfers to the PBA will apply as described in the Endorsement Applicable to Contract Continuation, however, your spouse’s age on your date of death determines such rules under the Contract upon contract continuance by your spouse.]

V.	Termination Provision of This Rider

This Rider may be terminated on either an automatic or voluntary basis. Automatic Terminations are described in the following paragraphs. Voluntary Terminations are described in the “Endorsement

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”

This Rider will automatically terminate if:

(i)	the Contract is continued under the Beneficiary Continuation Option, if applicable, or
(ii)	amounts under the Contract are applied to a supplementary contract to provide an annuity benefit or any benefit available on the Maturity Date, or
(iii)	except as provided below, you change the Owner of the Contract, or
(iv)	you make an assignment of the Contract or any rights under the Contract, or
(v)	termination is required by an endorsement to your Contract, or
(vi)	the Contract terminates, or
(vii)	Successor Owner Annuitant is elected and the surviving spouse does not meet the age eligibility requirements for this Rider, or
(viii)	the PBAV under this Rider falls to zero, or
(ix)	you convert the Contract to a Roth IRA Contract.

Upon effecting termination of this Rider as described in items (iii) and (iv) of the preceding paragraph, you must then either 1) withdraw your entire PBAV, or 2) transfer your entire PBAV to the IA Investment Options. Once you have terminated this Rider amounts may no longer be allocated to the PBA Investment Options.

In accordance with items (iii) and (iv) above, this Rider will not terminate if any of the following occurs:

1.

If the Owner of a Contract owned by a Non-Natural Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant at the time of ownership change.

2.

If the Owner of a Contract owned by an individual is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. “Other relatives” mean grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.

You divorce, and a) in accordance with your divorce decree, your former spouse is awarded 100% of the Annuity Account Value under your Contract, and b) your former spouse meets the age requirements for this Rider on the date the Owner/Annuitant under this Contract is changed from you to your former spouse. (See Endorsement Applicable to Contract Continuation)

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4(j) RMD Wealth Guard GMDB Rider (ICC20RMDWG-RC-Z)	EX-99.4j

[Effect of Termination or Change of this Rider on your Death Benefit]

[Your Death Benefit is terminated automatically when this Rider is terminated. If you wish to change your Death Benefit, you may do so as described in the “Endorsement Applicable to the Termination of an Optional Guaranteed Income Benefit and/or the Termination or Change of an Optional Guaranteed Minimum Death Benefit Rider(s).”]

Upon the termination of this Rider, the charge for the Benefit, as shown in Section V. of this Rider, ends.

VI.	Special Rules Applicable to your Rider when the Owner is other than an Individual

For Contracts with Non-Natural Owners, a GMDB that would be based on the Owner’s age will instead be based on the age of the Annuitant.

VII.	Reports

The amount of the Death Benefit will be included on a report sent to you at least once each year until the Maturity Date, as described in Section 9.04 of the Contract.

VIII.	Effect of Future Changes in Law

If a change in federal income tax rules pertaining to RMDs occurs after [December 31, 2014], your RMD Amount will continue to be calculated according to the RMD Rules in effect on [December 31, 2014]. Unless we agree otherwise, if there are any such changes to RMD Rules, we will not change the amount we treat as your RMD Amount, for purposes of this Rider.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[

Mark Pearson, Chief Executive Officer	Dave S. Hattem, Senior Executive Director and Secretary]

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